Exhibit 99.1


                        [Niagara Corporation Letterhead]







Contact:          Niagara Corporation
                  Michael Scharf, CEO
                  (212) 317-1000


                                                          FOR IMMEDIATE RELEASE



NIAGARA CORPORATION ANNOUNCES
FIRST QUARTER RESULTS


New York, May 15, 2003 - Niagara Corporation (Nasdaq:NIAG) announced today its results for the first quarter ended March 31, 2003.

Sales increased to $ 79.7 million from $ 63.0 million in the comparable quarter in 2003. Net income was $1,424,000, versus a net loss of $189,000 in the first quarter of 2002, and earnings per share were $ .17 compared to a loss per share of $ .02 for the first quarter of 2002.

In commenting on these results, Michael Scharf, Chairman and CEO of Niagara, stated:

         "Niagara's results for the first quarter of 2003 showed marked improvement over those for the comparable period in 2002. Sales by the Company's U.S. and U.K. operations increased due to improved business conditions and modest price increases on certain products. We have continued to attempt to control our costs of operation and to improve operating efficiencies. Despite the fact that the manufacturing industries that represent our primary customer base remain in decline in both the U.S. and U.K., we are striving to maintain our leadership position in the cold finished bar industry by providing an extremely broad product line including many specialty products, by having the most extensive array of processing equipment, and by providing excellent service to our customers."

                                 (Table Follows)


                               NIAGARA CORPORATION

                             Selected Financial Data


                                                Quarter Ended                      Quarter Ended
                                                March 31, 2002                     March 31, 2003
                                                --------------                     ---------------
Revenues                                       $    62,971,000                               $   79,748,000
Net Income (Loss)                              $      (189,000)                              $    1,424,000
Share Earnings (Loss)                          $          (.02)                              $          .17
   (basic and diluted)
Average Shares
   (basic and diluted)                               8,238,517                                    8,238,517








This release contains certain "forward-looking statements" made pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors, many of which are beyond the control of the Company, that may cause the Company's actual results to be materially different from those expressed or implied by such statements. Such risks, uncertainties and other factors include those described in the Company's filings with the Securities and Exchange Commission. The forward-looking statements made herein are only made as of the date of this release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.




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